Titan Pharmaceuticals, Inc.

TITAN PHARMACEUTICALS ANNOUNCES $5 MILLION EQUITY INVESTMENT AND RESTRUCTURING OF PROBUPHINE PARTNERSHIP

Titan Management to Host a Conference Call on Wednesday, November 13 at 8 a.m. PT / 11 a.m. ET

SOUTH SAN FRANCISCO, CA – November 13, 2013 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced a $5 million equity investment by Braeburn Pharmaceuticals Sprl and a restructuring of certain terms of the License Agreement for commercialization of Probuphine®, the company’s investigational subdermal implant for the maintenance treatment of opioid dependence, primarily to adjust the timing and amount of the approval and sales milestones. The agreements reflect Titan’s need to address its cash flow requirements through next year given the generally uncertain nature of the regulatory process with respect to both timing and outcome. The agreements also address Braeburn’s recognition of the potential impact of the delay in the regulatory approval process, as well as the changing market for opioid addiction treatments, on its investment in Probuphine and enable Braeburn to continue advancing the regulatory process and support the commercialization of Probuphine, if approved.

Pursuant to the terms of a stock purchase agreement, Titan will issue 6,250,000 shares of its common stock to Braeburn for an aggregate purchase price of $5,000,000, or $0.80 per share, the closing price of the shares on November 11, 2013. Under the terms of an amendment to the license agreement, there will be a reduction in the milestone payment upon approval by the U.S. Food and Drug Administration (FDA) of the Probuphine New Drug Application (NDA) from $45 million to $15 million and an increase in the total amount of potential sales milestones payments from $130 million to $165 million. The sales threshold to achieve the highest royalty tier has been lowered. Braeburn has agreed to assume responsibility for all third party expenses relating to the Probuphine regulatory process. Additionally, the license amendment contains a provision entitling Titan to receive a low single digit royalty on sales by Braeburn, if any, of other mid or long-term continuous delivery treatments for opioid dependence, up to a maximum of $50 million, as well as the right to elect to participate in sales by Braeburn of other products in the addiction market in exchange for a similar reduction in the company’s royalties on Probuphine. The amendment will be effective upon the closing of the sale of the shares.

“Given the uncertainties associated with an FDA approval process, the board and management of Titan believed it was important to raise capital now to maintain continued momentum through next year,” stated Marc Rubin, M.D., executive chairman of Titan. “This investment by Braeburn at market with no warrant coverage not only provides us with the capital necessary to fund our operations, but also demonstrates Braeburn’s commitment to the Probuphine program.”

About Opioid Dependence

According to recent estimates, there are 2.2 million people with opioid dependence in the U.S. Approximately 20 percent of this population is addicted to illicit opioids, such as heroin, and the other 80 percent to prescription opioids, such as oxycodone, hydrocodone, methadone, hydromorphone and codeine. Before the year 2000, medication-assisted therapies for opioid dependence had been sanctioned to a limited number of facilities in the U.S. The Drug Addiction Treatment Act of 2000 (DATA 2000) allowed medical office-based treatment of opioid dependence and greatly expanded patient access to medication-assisted treatments. As a result, an estimated 1.2 million people in the U.S. sought treatment for opioid dependence in 2011.

About Probuphine

Probuphine is an investigational subdermal implant designed to deliver continuous, around the clock blood levels of buprenorphine for six months following a single treatment, and to simplify patient compliance and retention. Buprenorphine, an approved agent for the treatment of opioid dependence, is currently available in the form of daily dosed sublingual tablets and film formulations, with reported 2012 sales of $1.5 billion in the United States.

Probuphine was developed using ProNeura™, Titan’s continuous drug delivery system that consists of a small, solid implant made from a mixture of ethylene-vinyl acetate (EVA) and a drug substance. The resulting construct is a solid matrix that is placed subdermally, normally in the upper arm in a simple office procedure, and removed in a similar manner at the end of the treatment period. The drug substance is released slowly and continuously through the process of dissolution resulting in a steady rate of release.

The efficacy and safety of Probuphine has been studied in several clinical trials, including a 163-patient, placebo-controlled study over a 24-week period (published in the Journal of the American Medical Association (JAMA)), and a confirmatory study of 287 patients (published in the journal Addiction).

Management conference call

Titan will host a live conference call at 8 a.m. PT / 11 a.m. ET on Wednesday, November 13, 2013. The call will be hosted by Sunil Bhonsle, president and Marc Rubin, M.D., executive chairman. The live webcast of the call may be accessed by visiting the Titan website at www.titanpharm.com. The call can also be accessed by dialing 888-801-6497, participant code: 9786019 five minutes prior to the start time. A replay of the call will be available on the Company website approximately two hours after completion of the call and will be archived for two weeks.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the company’s website at www.titanpharm.com.

Safe Harbor Statement

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:
For Investors:	For Media:
Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990	Susan Heins, 864-286-9597
President	sjheins@purecommunicationsinc.com

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